Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-132201
May 2, 2006

Free Writing Prospectus

Toyota Motor Credit Corp
Medium Term Notes, Series B


Lead Manager		Wachovia Capital Markets, LLC (Bill & Deliver)

Issuer 			Toyota Motor Credit Corp

Note Type 		Medium Term Notes, Series B
                        US MTN Program

Ratings 		Aaa/AAA

CUSIP 			89233PYL4

USD Amount 		$250,000,000

Interest Rate		3 Month USD-LIBOR (Telerate 3750) - 0.03%

Issue Price 		100.00%

Commissions		.04%

Net Proceeds (%)	99.96%

Net Proceeds ($)	$249,900,000

Announcement Date   	May 2, 2006

Closing Date 		May 5, 2006

Maturity Date		July 7, 2008

Call			N/A

Call Dates		N/A

Redemption Price	N/A

Interest Payment Dates	Quarterly, on the 7th of January, April,
                        July, and October subject to
                        adjustment, commencing with a short
                        first coupon on July 7, 2006

1st Payment Date 	July 7, 2006, subject to interpolation
                        between May 5, 2006 and July 7, 2006,
                        at a rate between 2 month LIBOR and
                        3 month LIBOR

Reset Dates	        Closing date and Quarterly thereafter,
                        7th of January, April, July and
                        October, subject to adjustment

Rate Determination 	2 London and New York business days prior
Date                    to each Reset Date

Daycount Fraction	Actual/360

Business Day Convention	Modified, following

Business Days	 	London & New York

Minimum Denominations 	$1,000 and $1,000 incrementally thereof

DTC #:			250

__________________________________________________________________


Toyota Motor Credit Corp has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Toyota Motor Credit Corp and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia, toll free at 1-800-326-5897.